Exhibit G
                                                          Form of Notice

Securities and Exchange Commission
(Release No. 35-_________)

         Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its nonutility subsidiaries, Cinergy Investments, Inc. ("Cinergy Investments"), Cinergy Global Resources, Inc. ("Cinergy Global Resources"), CinTec LLC, Cinergy Technologies, Inc. and Cinergy Wholesale Energy, Inc. (collectively, "Applicants"), all at 139 East Fourth Street, Cincinnati, Ohio 45202, have filed an application-declaration ("Application") with the Commission under Sections 6(a), 7, 9(a), 10, 12(b), 12(c), 12(f), 13, 32, 33 and 34 of the Act and Rules 43, 45, 46, 54, 83, 87, 90 and 91 thereunder.

         Cinergy directly or indirectly owns all the outstanding common stock of five public utility companies, PSI Energy, Inc., The Cincinnati Gas & Electric Company, The Union Light, Heat and Power Company, Lawrenceburg Gas Company and Miami Power Corporation (collectively, the "Utility Subsidiaries"). Together, the Utility Subsidiaries provide electric and gas service to approximately 1.6 million retail and wholesale customers in parts of Indiana, Ohio and Kentucky. Cinergy also owns numerous nonutility businesses, which it holds through the other parties to the Application, each of which is a direct, wholly-owned nonutility subsidiary of Cinergy.

         By order dated March 1, 1999 in File No. 70-9319 (HCAR No. 26984) (the "1999 Order"), the Commission authorized Cinergy, Cinergy Investments and Cinergy Global Resources, from time to time through December 31, 2003, to establish one or more special-purpose subsidiaries (referred to therein as "Intermediate Parents") to hold Cinergy's direct or indirect interests in existing and future nonutility subsidiaries and to engage in various financing and related transactions involving (i) internal reorganizations among Intermediate Parents and the nonutility subsidiaries, (ii) the provision of certain services by Intermediate Parents to each other and the nonutility subsidiaries, (iii) payments of dividends out of capital and unearned surplus by Intermediate Parents and the nonutility subsidiaries, and (iv) the issuance by Cinergy of guarantees in respect of Intermediate Parents, the nonutility subsidiaries and certain other subsidiaries of Cinergy.1

         Pursuant to Commission orders, applicable provisions of the Act and rules thereunder, Cinergy has authority to invest in a variety of nonutility businesses, including: exempt wholesale generators (as defined in Section 32 of the Act) (each, an "EWG");2 foreign utility companies (as defined in Section 33 of the Act) (each, a "FUCO");3 exempt telecommunications companies (as defined in Section 34 of the Act) (each, an "ETC"); energy-related companies (as defined in Rule 58) (each, a "Rule 58 Company"); companies providing certain infrastructure services (each, an "IS Company")4; companies providing energy management services and energy-related consulting services outside the United States;5 companies brokering and marketing energy commodities in Canada and Mexico;6and certain nonutility energy-related assets (each, an "Energy-Related Asset").7 As used in the Application, (i) an "Authorized Nonutility Business" means any nonutility business in which Cinergy is currently authorized or may hereafter become authorized under the Act to invest (and includes, without limitation, the types of nonutility businesses enumerated in the preceding sentence); (ii) a "Nonutility Subsidiary" means any associate company of Cinergy (including any "Intermediate Subsidiary" (as defined below)) now in existence or hereafter formed for the purpose of engaging in an Authorized Nonutility Business; and (iii) a "Nonutility Investment" means any Authorized Nonutility Business in which Cinergy now or hereafter invests, but which investment does not thereby cause such Authorized Nonutility Business to become an associate company of Cinergy.

         Applicants now request authority for the following four categories of transactions relating to Authorized Nonutility Businesses, in each case to conduct these transactions at any time from and after the date of the Commission's order:

                  1.       Intermediate Subsidiaries.

         Applicants request authority to acquire the securities of corporations, limited liability companies, partnerships, trusts or other entities that would be formed exclusively to acquire, hold, finance or facilitate the acquisition of, and/or sell goods, services or construction to Nonutility Subsidiaries and/or Nonutility Investments, whether directly or indirectly through one or more subsidiaries thereof formed exclusively for the same purpose (each, an "Intermediate Subsidiary").8

         An Intermediate Subsidiary may be organized, among other things: (1) in order to facilitate the making of bids or proposals to develop or acquire an interest in any EWG, FUCO, ETC or other nonutility company which, upon acquisition, would qualify as a Rule 58 Company or other Authorized Nonutility Business; (2) after the award of such a bid proposal, in order to facilitate closing on the purchase or financing of such acquired company; (3) at any time subsequent to the consummation of an acquisition of an interest in any such company in order, among other things, to effect an adjustment in the respective ownership interests in such business held by Cinergy and non-affiliated investors; (4) to facilitate the sale of ownership interests in one or more acquired Authorized Nonutility Businesses; (5) to comply with applicable laws of foreign jurisdictions limiting or otherwise relating to the ownership of domestic companies by foreign nationals; (6) as a part of tax planning in order to limit Cinergy's exposure to U.S. and foreign taxes; (7) to further insulate Cinergy's and the Utility Subsidiaries from operational or other business risks that may be associated with investments in Authorized Nonutility Businesses; or
(8) for other lawful business purposes.

         Investments in Intermediate Subsidiaries may take the form of (a) purchases of capital shares, partnership interests, membership interests in limited liability companies, trust certificates or other forms of voting or non-voting equity interests; (b) capital contributions; (c) loans; or (d) guarantees issued, provided or arranged in respect of the securities or other obligations of any Intermediate Subsidiaries. Cinergy will obtain funds for initial and subsequent investments in Intermediate Subsidiaries from available internal sources or external sources involving issuances of its securities pursuant to the June 2000 Order (or any future order supplementing or superseding that order in whole or in part). The other Applicants will obtain funds for initial and subsequent investments in Intermediate Subsidiaries from available cash, capital contributions or loans from Cinergy, or external borrowings or sales of capital stock. To the extent that Cinergy provides funds directly or indirectly to an Intermediate Subsidiary that are used for an investment in an EWG or FUCO, a Rule 58 Company, an IS Company or an Energy-Related Asset, the amount of such funds will be included in Cinergy's "aggregate investment" in such entity, as calculated in accordance with Rule 53 or Rule 58, as applicable, or the terms of the Commission order authorizing Cinergy's investment in such IS Company or Energy-Related Asset, as applicable.

                  2. Nonutility Reorganizations.

         Cinergy states that it has direct or indirect interests in numerous Authorized Nonutility Businesses. Cinergy and the other Applicants seek authority to effect corporate reorganizations or restructurings of Nonutility Subsidiaries and Nonutility Investments, so that Cinergy can flexibly and efficiently manage these investments.

         Specifically, Cinergy and the other Applicants request authority, to the extent such approval is required, (a) for each Nonutility Subsidiary to sell or otherwise transfer the securities or assets (in whole or in part) of any Nonutility Subsidiary or Nonutility Investment to any other Nonutility Subsidiary or Nonutility Investment, and (b) for each such Nonutility Subsidiary to acquire such securities or assets. Alternatively, transfers of such securities or assets may be effected by share exchanges, share distributions or dividends followed by contribution of such securities or assets to the receiving entity, or by mergers or liquidations, or otherwise, and Cinergy and the other Applicants request approval for such forms of restructuring transactions as well.

         Applicants state that these corporate reorganizations or restructurings of Nonutility Subsidiaries and Nonutility Investments would be undertaken in order to eliminate corporate complexities, to combine related business segments for staffing and management purposes, to eliminate administrative costs, to achieve tax savings, or for other ordinary and necessary business purposes. None of these reorganizations or restructurings will involve the sale or other disposition of any utility assets of the Utility Subsidiaries or any corporate reorganization involving the Utility Subsidiaries. Nor does the approval sought extend to the acquisitions of any new businesses or activities not constituting an Authorized Nonutility Business.

                  3. Dividends out of Capital or Unearned Surplus.

         To the extent not otherwise exempt under the Act, Applicants request authority for each Nonutility Subsidiary to declare and pay dividends out of capital or unearned surplus to its respective parent company, where permitted under applicable corporate law, and where such dividend will not be detrimental to the financial integrity or working capital of any company in the Cinergy holding company system.

                  4. Section 13(b) Exemption.

         Finally, Applicants request authority for Nonutility Subsidiaries to enter into agreements to perform services or construction work for, and sell goods to, any Nonutility Subsidiary within any of the five categories enumerated immediately below at fair market prices determined without regard to cost, and therefore request an exemption with respect thereto (to the extent that Rule 90(d) of the Act does not apply) under Section 13(b) from the cost standards of Rules 90 and 91:

(1) a FUCO or an EWG that derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale within the United States;

(2) an EWG that sells electricity at market-based rates which have been approved by the Federal Energy Regulatory Commission ("FERC") or an appropriate state public utility commission, provided that the purchaser of the EWG's electricity is not an affiliated public utility or an affiliate that re-sells such power to an affiliated public utility;

(3) a "qualifying facility" ("QF"), as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), that sells electricity exclusively at rates negotiated at arm's length to one or more industrial or commercial customers purchasing such electricity for their own use and not for resale, or to an electric utility company other than an affiliated electric utility at the purchaser's "avoided cost" determined under PURPA;

(4) an EWG or a QF that sells electricity at rates based upon its costs of service, as approved by FERC or any state public utility commission having jurisdiction, provided that the purchaser of the electricity is not an affiliated public utility; or

(5) a Nonutility Subsidiary that is a Rule 58 Company or any other Nonutility Subsidiary that (a) is partially owned, provided that the ultimate purchaser of goods or services is not an affiliated public utility, (b) is engaged solely in the business of developing, owning, operating and/or providing services or goods to Nonutility Subsidiaries described in (1) through (4) above or (c) does not derive, directly or indirectly, any part of its income from sources within the United States and is not a public-utility company operating within the United States.

         Applicants estimate total fees and expenses not to exceed approximately $10,000. Applicants state that no state or federal commission, other than this Commission, has jurisdiction over the proposed transactions.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.


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1 By order dated June 23, 2000 in File No. 70-9577 (HCAR No. 27190), the
Commission granted Cinergy, among other things, authority to issue guarantees from time to time through June 23, 2005 subject to the terms and conditions set forth therein, superseding the guarantee authority granted under the 1999 Order.

2 See order dated May 18, 2001 in File No. 70-9577 (HCAR No. 27400).

3 See id.

4 See order dated October 23, 2002 in File No. 70-10015 (HCAR No. 27581).

5 See order dated May 4, 2001 in File No. 70-9803 (HCAR No. 27393).

6 See orders in File No. 70-9803 dated May 21, 2002 (HCAR No. 27506) and May 4, 2001 (HCAR No. 27393).

7 See order dated August 29, 2003 in File No. 70-9803 (HCAR No. 27717).

8 As used in the Application, the term "Intermediate Subsidiary" also includes any Intermediate Parents formed pursuant to the 1999 Order and any other nonutility subsidiaries performing a corresponding function formed by Cinergy pursuant to prior Commission orders.